Exhibit 10.37

Obsidian Energy Ltd.

AMENDED AND RESTATED

DIRECTORS’ DEFERRED SHARE UNIT PLAN

As of November 1, 2016

Obsidian Energy Ltd.

Amended and Restated Directors’ Deferred Share Unit Plan

Table of Contents

SECTION 1. INTERPRETATION AND ADMINISTRATIVE PROVISIONS		1
1.1	Purpose	1
1.2	Definitions and Interpretation	1
1.3	Administration	2
1.4	Governing Law	3

SECTION 2. GRANTS OF DEFERRED SHARE UNITS UNDER THE PLAN		3
2.1	Deferred Share Unit Participation	3
2.2	Election to Receive Deferred Share Units	3
2.3	Date Deferred Share Units are Credited	3
2.4	Number of Deferred Share Units Credited	4
2.5	DSU Notice	4
2.6	Dividend Equivalents	4
2.7	Account Statements	4
2.8	Vesting	4
2.9	Redemption of Deferred Share Units	4

SECTION 3. GENERAL		5
3.1	Capital Transaction Adjustments	5
3.2	Non-Exclusivity	5
3.3	Unfunded Plan	5
3.4	Successors and Assigns	6
3.5	Transferability of Awards	6
3.6	Amendment and Termination	6
3.7	No Special Rights	6
3.8	Tax Consequences	6
3.9	No Liability	7
3.10	Section 409A	7
3.11	Effective Date	7

Obsidian Energy Ltd.

Amended and Restated Directors’ Deferred Share Unit Plan

Section 1. Interpretation and Administrative Provisions

1.1	Purpose

The purposes of the Plan are:

(a)

to promote a greater alignment of interests between directors of Obsidian Energy Ltd. (the “Corporation”) and its shareholders by providing a means to accumulate a meaningful financial interest in the Corporation that is commensurate with the responsibility, commitment and risk of directors;

(b)	to support a compensation plan that is competitive and rewards long-term success of the Corporation as measured in total shareholder returns for the Corporation; and

(c)	to assist the Corporation’s ability to attract and retain qualified individuals with the experience and ability to serve as directors.

1.2	Definitions and Interpretation

For the purposes of the Plan, the following terms have the following meanings:

“Board” means the board of directors of the Corporation;

“Code” means the U.S. Internal Revenue Code of 1986, as amended;

“Committee” means the Governance Committee of the Board, or such other committee of the Board as may be so mandated by the Board;

“Common Share” means a common share of the Corporation;

“Corporation” means Obsidian Energy Ltd. and its successors;

“Deferred Share Unit ” means a right granted by the Corporation to a Participant to receive, on a deferred payment basis, a cash payment equivalent to the Fair Market Value of a Common Share on the terms contained herein;

“Deferred Share Unit Account” means the notional account maintained by the Corporation for each Participant which will be credited with grants of Deferred Share Units in accordance with the terms of this Plan;

“Dividend Equivalents” has the meaning set out in Section 2.6;

“DSU Notice” means a notice from the Corporation to a Participant informing the Participant that he or she has been credited with Deferred Share Units;

“Election” has the meaning ascribed thereto in Section 2.2;

“Fair Market Value” means the volume weighted average trading price of the Common Shares on the Toronto Stock Exchange for the five trading days immediately preceding the day on which the Fair Market Value is to be determined;

“Maturity Date” has the meaning set out in Subsection 2.9(a);

“Minimum Participation Percentage” has the meaning set out in Section 2.1;

“Minimum Share Ownership Requirements” means the minimum Common Share ownership requirements for individual directors of the Corporation established by the Board from time to time;

“Participant” means each member of the Board who is not also a full-time employee of any Obsidian Energy Entity;

“Participant’s Annual Fixed Remuneration” means the fixed remuneration payable to a Participant in respect of the services provided by the Participant to the Corporation in any calendar year in their capacity as a Board member, including without limitation, as Chairman of the Board, Vice-Chairman or chair or member of any committees. For clarity, this excludes any of the Participant’s Other Remuneration;

“Participant’s Deferred Remuneration” has the meaning set out in Section 2.1;

“Participant’s Other Remuneration” means any variable remuneration payable to a Participant in respect of the services provided by the Participant (in their capacity as a Board member, Chairman of the Board, Vice-Chairman, a committee chair or a committee member) to the Corporation in any calendar year, other than the Participant’s Annual Fixed Remuneration, including without limitation any of the following: (i) any Board or committee meeting fee(s); and (ii) any other fee earned in a director’s capacity as a Board or committee member;

“Obsidian Energy Entity” means the Corporation and each of its Subsidiaries;

“Plan” means the Obsidian Energy Ltd. Amended and Restated Directors’ Deferred Share Unit Plan, as originally implemented effective as of January 1, 2011 and as amended from time to time;

“Subsidiary” has the meaning ascribed thereto in the Securities Act (Alberta); and

“Termination Date” means the date on which a Participant ceases to hold all positions with a Obsidian Energy Entity. Notwithstanding the foregoing, where the Participant is a US taxpayer, this is the date on which a separation from service with the Corporation takes place as defined in Section 409A(a)(2)(A)(i) of the Code.

Where the context so requires, words importing the singular number include the plural and vice versa, and words importing the masculine gender include the feminine and neuter genders. In this Plan, references to “Sections” or “Subsections” are references to sections or subsections in this Plan.

1.3	Administration

Subject to the Committee reporting to the Board on all matters relating to this Plan and obtaining approval of the Board for those matters required by the Committee’s mandate, this Plan will be administered by the Committee, which has the sole and absolute discretion to: (i) interpret and administer the Plan; (ii) establish, amend and rescind any rules and regulations relating to the Plan; and (iii) make any other determinations that the Committee deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan, in the manner and to the extent the Committee deems, in its sole and absolute discretion, necessary or desirable. Any decision of the Committee with respect to the administration and interpretation of the Plan shall be conclusive and binding on the Participants.

1.4	Governing Law

The Plan shall be governed by, and construed and interpreted in accordance with, the laws of the Province of Alberta and the federal laws of Canada applicable therein.

Section 2. Grants of Deferred Share Units Under the Plan 2.1 Deferred Share Unit Participation

Each Participant shall receive such minimum percentage of such Participant’s Annual Fixed Remuneration as determined by the Board (the “Minimum Participation Percentage”) in the form of Deferred Share Units.

Subject to the mandatory participation requirements imposed on Participants, any Participant may elect to receive all or a part of the Participant’s Annual Fixed Remuneration and all or a part of the Participant’s Other Remuneration in the form of Deferred Share Units.

The Participant’s Annual Fixed Remuneration required and (where applicable) elected to be received in the form of Deferred Share Units plus the Participant’s Other Remuneration elected to be received in the form of Deferred Share Units (if any) is collectively referred to as the “Participant’s Deferred Remuneration”.

2.2	Election to Receive Deferred Share Units

In order for a Participant to receive more than the Minimum Participation Percentage of the Participant’s Annual Fixed Remuneration in the form of Deferred Share Units or to receive any of the Participant’s Other Remuneration in the form of Deferred Share Units; the Participant shall complete and deliver to the Corporate Secretary of the Corporation a written election in the form attached as Schedule “A” (the “Election”) by no later than December 1 of the calendar year immediately preceding the calendar year in respect of which the Participant’s Annual Fixed Remuneration or the Participant’s Other Remuneration are earned or, in the case of an individual who becomes a Participant after the commencement of a calendar year and in the case of all Participants in respect of the first year in which the Plan is established, within 30 days of becoming eligible to participate in the Plan and only in respect of any of such Participant’s Annual Fixed Remuneration or Participant’s Other Remuneration not earned before the Election is made.

In the Election, a Participant may designate the percentage of the Participant’s Annual Fixed Remuneration in excess of the Minimum Participation Percentage thereof (if any) for the applicable calendar year that is to be received in the form of Deferred Share Units; or the percentage of the Participant’s Other Remuneration (if any) for the applicable calendar year that is to be received in the form of Deferred Share Units.

The Participant’s Election for the latest calendar year shall continue to apply to all subsequent calendar years until the Participant submits another Election in respect of a calendar year by no later than December 1 of the immediately preceding calendar year, in accordance with this section. A Participant shall only file one Election in respect of the Participant’s Annual Fixed Remuneration and/or Participant’s Other Remuneration payable in any calendar year and the Election shall be irrevocable for that calendar year.

2.3	Date Deferred Share Units are Credited

The Corporation shall credit Deferred Share Units in respect of the Participant’s Deferred Remuneration to a Participant’s Deferred Share Unit Account on the date that the Participant’s Annual Fixed Remuneration and/or Participant’s Other Remuneration would otherwise be payable.

2.4	Number of Deferred Share Units Credited

The number of Deferred Share Units (including fractional Deferred Share Units) to be credited to a Participant’s Deferred Share Unit Account shall be determined by dividing the amount of the Participant’s Deferred Remuneration by the Fair Market Value per Common Share on the date the Deferred Share Units are credited to the Participant pursuant to Section 2.3.

2.5	DSU Notice

On a quarterly basis, the Corporation shall deliver to the Participant an executed DSU Notice setting out the details of the Deferred Share Units credited to such Participant, substantially in the form attached as Schedule “C”.

2.6	Dividend Equivalents

When dividends are paid on Common Shares, additional Deferred Share Units shall be credited to the Participant’s Deferred Share Unit Account as of the dividend payment date. The number of additional Deferred Share Units (including fractional Deferred Share Units) (“Dividend Equivalents”) to be credited to the Participant’s Deferred Share Unit Account shall be determined by dividing (y) the aggregate dollar amount of the dividends notionally payable in respect of such number of Common Shares as is equal to the number of Deferred Share Units credited to the Participant’s Deferred Share Unit Account on the dividend payment date, by (z) the Fair Market Value per Common Share as of the dividend payment date.

2.7	Account Statements

Information pertaining to the Deferred Share Units in Participants’ Deferred Share Unit Accounts will be made available to Participants at least annually in such manner as the Committee may determine and shall include such matters as the Committee may determine from time to time or as otherwise may be required by law.

2.8	Vesting

Deferred Share Units, including any Dividend Equivalents, shall vest immediately upon being credited to the Participant’s Deferred Share Unit Account.

2.9	Redemption of Deferred Share Units

(a)

Termination/Separation of Service. Following a Participant’s retirement from all positions with any Obsidian Energy Entity, or where a Participant has except as a result of death, otherwise ceased to hold any positions with any Obsidian Energy Entity, all Deferred Share Units and Dividend Equivalents (including any fractional Deferred Share Units) credited to the Participant’s Deferred Share Unit Account will be redeemed by the Corporation as of the maturity date provided in this subsection 2.9(a) (the “Maturity Date”).

Notwithstanding the foregoing, for directors who are US taxpayers or where any of the Participant’s Deferred Share Units and/or Dividend Equivalents are subject to Section 409A of the Code, the Maturity Date shall be the day that is the Termination Date.

For directors who are not US taxpayers and where none of the Participant’s Deferred Share Units and/or Dividend Equivalents are subject to Section 409A of the Code, the Maturity Date shall be December 1st of the calendar year immediately following the year in which the Termination Date falls, unless subsequent to the Termination Date the director files a notice of Maturity Date acceleration election with the Corporate Secretary of the Corporation (in substantially the form attached as Schedule “B”) electing an accelerated Maturity Date, which election shall be irrevocable. No Maturity Date elected by a director shall be later than December 1st of the calendar year immediately following the year in which the Termination Date falls. No Maturity Date elected may precede the date of the election. A director is not entitled to receive any amount prior to his or her Maturity Date.

Within 10 calendar days following the Maturity Date, the Corporation shall make a lump sum cash payment, net of any applicable withholdings, to the Participant equal to the number of Deferred Share Units and Dividend Equivalents (including fractional Deferred Share Units) credited to the Participant’s Deferred Share Unit Account as of the Termination Date multiplied by the Fair Market Value per Common Share determined as at the Maturity Date.

(b)

Death of Participant. If a Participant dies while in office or after ceasing to hold all positions with any Obsidian Energy Entity but before the Maturity Date, the Corporation shall, within 90 days of the Participant’s death, make a lump sum cash payment to the Participant’s legal representative; provided that in the case of payments made with respect to any Deferred Share Units and/or Dividend Equivalents that are subject to Section 409A of the Code, the legal representative or recipient of the amount shall have no ability to influence the taxable year in which payment is made. The lump sum cash payment shall be an amount equal to the number of Deferred Share Units and Dividend Equivalents (including fractional Deferred Share Units) credited to the Participant’s Deferred Share Unit Account as of the date of the Participant’s death multiplied by the Fair Market Value per Common Share determined as at the date of death, net of any applicable withholdings.

(c)

Effect of Redemption of Deferred Share Units. A Participant shall have no further rights respecting any Deferred Share Unit or Dividend Equivalent that has been redeemed, and upon redemption such Deferred Share Units and Dividend Equivalents shall be deemed to be cancelled.

Section 3. General

3.1	Capital Transaction Adjustments

In the event of any share dividend, share split, share consolidation, business combination, recapitalization, merger, spin-off or other distribution, other than normal cash dividends, of the Corporation’s assets to shareholders, or any other change in the capital of the Corporation affecting Common Shares (each a “Capital Transaction”), the Committee will make such proportionate adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change, with respect to: (i) the number or kind of shares or other securities on which the Deferred Share Units are based; and (ii) the number of Deferred Share Units. The intent is to ensure that the value of Deferred Share Units held before such a Capital Transaction is equal to the value after such a Capital Transaction.

3.2	Non-Exclusivity

Nothing contained herein will prevent the Board from adopting other or additional compensation arrangements for the benefit of any Participant, subject to any required regulatory or shareholder approval.

3.3	Unfunded Plan

To the extent any individual holds any rights under the Plan, such rights shall be no greater than the rights of an unsecured general creditor of the Corporation, unless otherwise determined by the Committee.

3.4	Successors and Assigns

The Plan shall be binding on all successors and assigns of the Corporation and a Participant, including without limitation, the legal representative of a Participant, or any receiver or trustee in bankruptcy or representative of the Corporation’s or Participant’s creditors.

3.5	Transferability of Awards

Rights respecting Deferred Share Units shall not be transferable or assignable other than by will or the laws of descent and distribution.

3.6	Amendment and Termination

(a)

The Committee may amend, suspend or terminate this Plan or any portion thereof at any time in accordance with applicable legislation, and subject to any required regulatory or shareholder approval. No amendment, suspension or termination may materially adversely affect any Deferred Share Units, or any rights pursuant thereto, granted previously to any Participant without the consent of that Participant. Notwithstanding the foregoing, any amendment of the Plan shall ensure that the Plan is continuously excluded from the salary deferral arrangement rules under the Income Tax Act (Canada) or any successor rules, and comply with any guidance issued under Code section 409A as applicable to Participants who are taxpayers of the United States of America.

(b)

If this Plan is terminated, the provisions of this Plan and any administrative guidelines and other rules adopted by the Committee and in force at the time of termination of this Plan, will continue in effect as long as a Deferred Share Unit or any rights pursuant thereto remain outstanding. However, notwithstanding the termination of the Plan, the Committee may make any amendments to the Plan or the Deferred Share Units it would be entitled to make if the Plan were still in effect.

(c)

With the consent of the Participant affected thereby, the Committee may amend or modify any outstanding Deferred Share Unit in any manner to the extent that the Committee would have had the authority to initially grant the award as so modified or amended, provided that any such amendment complies with any guidance issued under Code section 409A as applicable to Participants who are taxpayers of the United States of America.

3.7	No Special Rights

Nothing contained in the Plan or in any Deferred Share Units will confer upon any Participant any right to the continuation of the Participant’s position with an Obsidian Energy Entity or interfere in any way with the right of the shareholders of any Obsidian Energy Entity at any time to terminate that position or to increase or decrease the compensation of the Participant. Deferred Share Units shall not be considered Common Shares nor shall they entitle any Participant to exercise voting rights or any other rights attaching to the ownership of Common Shares, nor shall any Participant be considered the owner of Common Shares.

3.8	Tax Consequences

The Corporation shall have the power and the right to deduct or withhold, or require (as a condition of redemption) a Participant to remit to the Corporation, the required amount to satisfy, in whole or in part, federal, provincial, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan, including the credit or redemption of Deferred Share Units granted under this Plan. With respect to required withholding, the Corporation shall have the irrevocable right to (and the Participant consents to) the Corporation setting off any amounts required to be withheld, in whole or in part, against amounts otherwise owing by the Corporation to such Participant (whether arising pursuant to the Participant’s relationship as a director of the Corporation or as a result of the Participant providing services on an ongoing basis to the Corporation or otherwise), or may make such other arrangements as are satisfactory to the Participant and the Corporation. Any reference in this Plan to a payment of cash is expressly subject to this Section 3.8.

Participants (or their beneficiaries) shall be responsible for all taxes with respect to any Deferred Share Units outstanding under this Plan, whether arising as a result of the credit or redemption of Deferred Share Units or otherwise. The Corporation and the Committee make no guarantees to any person regarding the tax treatment of a Deferred Share Unit or payments made under this Plan and none of the Corporation or any of its directors, officers, employees or representatives shall have any liability to a Participant with respect thereto.

3.9	No Liability

The Corporation shall not be liable to any Participant for any loss resulting from a decline in the market value of any Common Shares.

3.10	Section 409A

Notwithstanding anything to the contrary, this Section 3.10 shall only apply to the extent that this Plan is subject to Section 409A of the Code and is not exempted from such requirements. To the extent that the terms of this Plan would subject the Participant to gross income inclusion, penalties, interest, or additional tax pursuant to Section 409A of the Code, those terms are automatically stricken and reformed either to be exempt from, or to comply with, Section 409A of the Code and the Internal Revenue Service and Treasury Department regulations issued thereunder. The Participant (or the Participant’s legal representative, as the case may be) shall have no right to dictate the taxable year in which any payment hereunder that is subject to Section 409A of the Code should be paid. Notwithstanding any provision of this Plan to the contrary, only to the extent that this Plan is subject to the requirements of Section 409A of the Code and is not exempted from such requirements, if at the time of the Participant’s separation from service with the Corporation, he or she is a “specified employee” as defined in Section 409A of the Code, no payment or benefit that results from his or her separation from service shall be provided until the date which is six months after the date of his or her separation from service (or, if earlier, his or her date of death). Payments to which the Participant would otherwise be entitled during the six-month period described above shall be accumulated and paid in a lump sum on the first day of the seventh month after the date of his or her separation from service.

3.11	Effective Date

This Plan became effective on January 1, 2011, except that amendments to this Plan made effective as of January 1, 2012 are effective as of such date, amendments to this Plan made effective as of January 1, 2013 are effective as of such date, and amendments to this Plan made effective as of November 1, 2016 are effective as of such date.

SCHEDULE “A”

Election to Receive Remuneration as Deferred Share Units

To:                Obsidian Energy Ltd.

Attention:     Corporate Secretary

The undersigned is a Participant of the Obsidian Energy Ltd. Amended and Restated Directors’ Deferred Share Unit Plan (the “Plan”) and hereby elects for the calendar year 20___ as follows:

1.

to defer ____ % of the Participant’s Annual Fixed Remuneration into Deferred Share Units and to have the balance, if any, of the Participant’s Annual Fixed Remuneration to be paid in cash; and [Instruction: Participants may insert any number equal to or greater than 50%, up to a maximum of 100%.]

2.

to defer ____ % of the Participant’s Other Remuneration into Deferred Share Units and to have the balance, if any, of the Participant’s Other Remuneration to be paid in cash. [Instruction: Insert any number equal to or greater than 0%, up to a maximum of 100%.]

This election is irrevocable for the calendar year set out above and for all subsequent calendar years except as provided below. This election must, in order to be valid, be executed and submitted to the Corporation no later than December 1 of the calendar year immediately preceding the calendar year set out above.

Each Participant acknowledges that a minimum of 50% of his or her Participant’s Annual Fixed Remuneration shall be received in the form of Deferred Share Units under the Plan. This election is for the purpose of allocating: (i) any amounts in excess of the Minimum Participation Percentage of the Participant’s Annual Fixed Remuneration; and /or (ii) up to 100% of the Participant’s Other Remuneration; into Deferred Share Units under the Plan on an optional basis.

This election shall continue to apply to all calendar years subsequent to the calendar year set out above until the undersigned submits another written election in respect of a calendar year by no later than December 1 of the immediately preceding calendar year.

The undersigned agrees to hold the Deferred Share Units referred to herein subject to, and agrees to be bound by, the terms and conditions of the Plan. All capitalized terms in this election have the meaning set out in the Plan.

DATED _________________, 20__ .

Signature

Name (Please Print)

SCHEDULE “B”

Election to Accelerate Maturity Date

To:                 Obsidian Energy Ltd.

Attention:      Corporate Secretary

Provided that the Deferred Share Units are not subject to Section 409A of the Code, the undersigned elects to accelerate the Maturity Date for all Deferred Share Units held by the undersigned pursuant to the Obsidian Energy Ltd. Amended and Restated Directors’ Deferred Share Unit Plan (the “Plan”) as of his/her Termination Date.

The accelerated Maturity Date elected is ____________. [Instruction: Select any date between the date of making this election and December 1 of the calendar year immediately following the year in which the Termination Date of the undersigned occurs.] In the event of a discrepancy between this election and the requirements of the Plan, the deemed Maturity Date shall be December 1 of the calendar year immediately following the year in which the Termination Date for the undersigned occurs.

This election shall be irrevocable.

All capitalized terms in this notice have the meaning set out in the Plan.

DATED __________________, 20__ .

Signature

Name (please print)

SCHEDULE “C”

DSU Notice

Obsidian Energy Ltd. (the “Corporation”) hereby confirms that the following Deferred Share Units have been credited to the Participant named below during the quarter ended _____________, 20____, in accordance with and subject to the terms, conditions and restrictions herein, together with the provisions of the Obsidian Energy Ltd. Amended and Restated Directors’ Deferred Share Unit Plan (the “Plan”) dated January 1, 2012, as amended from time to time:

Name of Participant:            ______________________________

Date of Credit	Dollar Amount of Remuneration Received as DSUs	Fair Market Value Used	Total Number of Deferred Share Units Credited

Total:		n/a

Additional terms applicable to such award:

1.

The terms and conditions of the Plan are hereby incorporated by reference as terms and conditions of this DSU Notice and all capitalized terms used herein, unless expressly defined in a different manner, have the meanings ascribed thereto in the Plan.

2.

Nothing in the Plan or in this DSU Notice will affect the Corporation’s right, or that of any other Obsidian Energy Entity, to terminate the employment or term of office or engagement of a Participant at any time for any reason whatsoever.

3.	This DSU Notice has been made in and is to be construed under and in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

OBSIDIAN ENERGY LTD.

By:
Authorized Signatory